Exhibit 10.2

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the "Agreement") is entered into by and between CHEMDIV, INC. ("Chemdiv"), REGEN BIOPHARMA, INC. ("Regen"), ZANDER THERAPEUTICS, INC., and DAVID KOOS ("Koos"). Regen, Zander, and Koos may sometimes be collectively referred to herein as "Defendants." Chemdiv and Defendants are sometimes collectively referred to herein as the "Parties."

RECITALS

A. WHEREAS, Chemdiv provided certain services to Regen and/or Zander from approximately 2016 through 2019;

B. WHEREAS, a dispute arose between the Parties with respect to Defendants' alleged failure to pay for services rendered by Chemdiv;

C. WHEREAS, on or around December 13, 2019, Chemdiv caused a complaint to be filed against Defendants in the Superior Court of California, County of San Diego - Central District, Case No. 37-2019-00066495-CU-BC-CTL, alleging breach of contract, unfair business practices under California Business & Professions Code §§17200, et seq., fraud, bad faither denial of a contract, and declaratory relief (the "Litigation"), all of which Defendants deny; and

D. WHEREAS, the Parties desire to resolve and conclude all matters between them, known and unknown, including but not limited to those which were or could have been raised in the Litigation or which otherwise arise out of or relate to the business relationship between Chemdiv and Defendants.

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AGREEMENT

The Parties hereby agree as follows:

1. Payment by Regen to Chemdiv- Contingent on the Happening of Events. As an express requirement for Regen to make the payment to Chemdiv set forth herein, Regen must file certain documents with the SEC in order to maintain is "listed" status. Such documents must be filed by Regen in acceptable form on or before September 24, 2021, and Regen intends to file all required documents by this date. Assuming such documents are filed by Regen in an acceptable format by September 24, 2021, as determined in Regen's sole and absolute discretion, Regen shall make payment to Chemdiv in the lump sum, gross amount of Eight Hundred Thousand Dollars and No Cents ($800,000.00). Chemdiv shall be responsible for any and all tax payments, tax filings, and tax implications it may be required to pay, file, or address as a result of the payment set forth herein. Regen shall confirm in writing on or before close of business on September 24, 2021 whether or not the requisite documents have been prepared and filed and whether the contingency set forth herein has been met, through an email from Koos's counsel to Chemdiv's counsel. Assuming such contingency has been met, as confirmed by Regen in writing, Regen shall make the settlement payment to Chemdiv by no later than September 30, 2021. Payment shall be made by wire to an account designated by Chemdiv, or as otherwise directed by Chemdiv in writing. If Payment is not made by September 30, 2021, then this Agreement is void and shall have no effect unless the deadline to pay is extended in writing by all parties to this Agreement. The releases provided for in this Agreement shall also be void and shall have no effect.

2.  Chemdiv to Provide Documents and Information to Regen upon Payment. Upon payment of the amount set forth in paragraph 1 by Regen to Chemdiv, Chemdiv shall provide Regen with all results, compounds identified, and data generated by Chemdiv relative to its NR2F6 research conducted on behalf of or at the direction of Regen and/or Zander, together with specification of the means of conducting such research, including but not limited to protocols used in conducting such research. Ownership rights relating to the intellectual property reflected in such data, information, and documents shall become the property of Regen and Zander.

3.  Temporary Stay of Case Pending Fulfillment of Contingency. Upon full execution of this Agreement, the Parties agree to stay the pending Litigation to allow for the contingency set forth in paragraph 1 to be fulfilled (or alternatively, for written confirmation that such contingency has not been fulfilled) by September 24, 2021. Scheduled depositions shall be stayed and the Parties agree that, to the extent deemed necessary, the Parties shall jointly apply to the Court handling the Litigation to continue the trial in this matter, currently set for October 29, 2021, together with all related dates and deadlines including those related to discovery, to the Court's next available date (but in no event earlier than December 10, 2021, to allow the Parties adequate time to complete all necessary depositions, expert exchanges and expert depositions, and other such discovery and trial preparation work as may be necessary should the contingency set forth in paragraph 1 not be met).

4.  Dismissal of the Litigation with Prejudice. Upon Chemdiv’s receipt of the Eight Hundred Thousand Dollars and No Cents ($800,000.00) payment from Regen by no later than September 30, 2021 Chemdivshall cause the Litigation to be dismissed with prejudice by filing the necessary requests for dismissal and taking all other steps reasonably necessary to accomplish such dismissal within ten (10) business days of the receipt of the $800,000.

5.  General Releases of Defendants.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and as a material inducement to Defendants to enter into this Agreement, uponexecution of this Agreement and Chemdiv’s receipt of the Eight Hundred Thousand Dollars and No Cents ($800,000.00) payment from Regen by no later than September 30, 2021and to the greatest extent permitted by law, Chemdiv, on behalf of itself and its respective successors, assigns, officers, directors, owners, members, investors, agents, attorneys, employees, representatives, insurers and each of them, fully waives, releases, remits and forever discharges Defendants, and their respective successors, assigns, officers, directors, owners, members, investors, agents, attorneys, employees, representatives, insurers and each of them, of and from any and all claims which may exist between them, known and unknown, and specifically including, without limitation, those claims which were or could have been raised in the Litigation and claims arising from or relating to the business relationship between Chemdiv and Defendants and including any claims for attorney's fees or costs incurred as a result of or in relation to the Litigation or this Agreement. The releases set forth herein shall not include any claims concerning a breach of this Agreement. In the eventChemdiv does not receive the Eight Hundred Thousand Dollars and No Cents ($800,000.00) payment from Regen by no later than September 30, 2021, the releases set forth herein shall be of no force or effect and the Litigation shall continue.

6.  General Release of Chemdiv.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and as a material inducement to Chemdiv to enter into this Agreement, upon execution of this Agreement and Chemdiv’s receipt of the Eight Hundred Thousand Dollars and No Cents ($800,000.00) payment from Regen by no later than September 30, , and to the greatest extent permitted by law, Defendants, on behalf of themselves and their respective successors, assigns, officers, directors, owners, members, investors, agents, attorneys, employees, representatives, insurers and each of them, fully waive, release, remit and forever discharge Chemdiv, and its respective successors, assigns, officers, directors, owners, members, investors, agents, attorneys, employees, representatives, insurers and each of them, of and from any and all claims which may exist between them, known and unknown, and specifically including, without limitation, those claims which were or could have been raised in the Litigation and claims arising from or relating to the business relationship between Chemdiv and Defendants and including any claims for attorney's fees or costs incurred as a result of or in relation to the Litigation or this Agreement. The releases set forth herein shall not include any claims concerning a breach of this Agreement. In the event that Chemdiv does not receive the Eight Hundred Thousand Dollars and No Cents ($800,000.00) payment from Regen by no later than September 30, 20211, the releases set forth herein shall be of no force or effect and the Litigation shall continue.

7. Release of Unknown Claims.

Chemdiv and Defendants intend this Agreement to waive and release all known and unknown claims between them to the greatest extent permitted by law. To that end, Chemdiv and Defendants specifically acknowledge and waive the benefits of the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

8. Miscellaneous Provisions.

a. This Agreement is the product of arms-length negotiations and is considered to be jointly drafted. As such, it shall not be construed against any party because that party caused it to be reduced to a written instrument. The headings used herein are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument.

b. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns. By their respective signatures below, each of the Parties warrants and represents that it has not made, and will not make, any assignment, conveyance, or transfer of any kind or nature of any claim, chose in action, right of action, or any right of any kind whatsoever, embodied in any of the claims that are released herein, and that no other person or entity of any kind had or has any interest in any of the claims released herein. By signing below, each of the Parties warrants and represents that, other than the Litigation, no other claims, lawsuits, or complaints arising from or relating to the claims being released herein have been filed or will be filed by the Parties.

c. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the internal laws of the State of California without regard to its conflict of laws provisions or those of any other state, territory, or country. The Parties agree to submit any dispute between them arising from or relating to this Agreement, the payments or other obligations set forth herein, the claims waived herein, or the business relationship between Chemdiv and Defendants, to the sole and exclusive jurisdiction of the state courts of the State of California, and agree to submit themselves to the sole and exclusive jurisdiction of the state courts of the State of California with respect to such claims. To the greatest extent permitted by law, any lawsuit filed arising from or relating in any way to this Agreement, the payments or other obligations set forth herein, the claims waived herein, or the business relationship between Chemdiv and Defendants shall be filed and heard solely in the County of San Diego.

d. This Agreement embodies the entire agreement of all the Parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties to this Agreement. This is a fully-integrated agreement. The Parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied and expressly set forth in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement, including but not limited to any purported settlements, modifications, waivers, or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the Parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

e. It is understood and agreed by the Parties that this Agreement represents a compromise and settlement of various matters and that the terms of this Agreement shall not be construed to be an admission of any liability or obligation by any Party to another other Party or any other person.

f. The Parties shall execute and deliver any and all additional papers, documents and other assurances and shall do any and all acts and things reasonably necessary in connection with the performance of their respective obligations hereunder and to carry out the intent of the Parties hereto.

g. The Parties agree to bear their own costs and fees, including attorney fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party in such action or proceeding shall be entitled to recover its reasonable attorney's fees and costs from the non-prevailing party or parties, in addition to any other available remedy.

h. Each individual signing below on behalf of a business entity warrants and represents that he or she does so with full authority to execute this Agreement on behalf of such entity and to bind such entity to the terms and conditions set forth herein, and that such signature may be relied upon by all other Parties hereto

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IN WITNESS WHEREOF, the Parties have executed this Settlement and Release Agreement on the dates shown below.

CHEMDIV, INC.

Dated: 09/15/2021	/s/ Ronald M. Demuth
By: Ronald M. Demuth
Its: Assistant Corporate Secretary

REGEN BIOPHARMA, INC.

Dated: 09/12/2021	/s/ David Koos
By: /s/ David Koos
Its: CEO

ZANDER THERAPEUTICS, INC.

Dated: 09/12/2021	/s/ David Koos
By: David Koos
Its: CEO

Dated: 09/12/2021	/s/ David Koos
By: David Koos, an individual

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